Exhibit 99.1

United Security Bancshares

18.3% ROE for 3rd Quarter of 2004

FRESNO, CA, October 14, 2004 — Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NasdaqNM: UBFO) reported today the results of operations for the 3rd quarter of 2004. Return on average equity for the 3rd quarter was 18.3% and the return on average assets was 1.66%. Net income was $2,382,000, as compared with $2,559,000 in 2003, a decrease of 6.9%. Net income was $6,152,000 for the nine months ended September 30, 2004 as compared with $6,505,000 in 2003, a decline of 5.4%.

The net income decrease of $353,000 in nine months ended September 30 resulted from several factors which, except for income taxes, were more than offset by increased core earnings and expense reduction. In the nine months of 2003 the company earned shared appreciation income of $1,438,000 while none was earned in the same period for 2004.This nonrecurring income was more than offset as evidenced by the Company’s nine month pretax income for 2004 which exceeded the nine month pretax income of 2003 by $465,000, an increase of 4.9%. Income tax expense however, increased by $818,000 for 2004 over 2003. This resulted from the elimination of real estate investment trust (REIT) tax benefits by the California Franchise Tax Board (FTB). The adjustments for this elimination appeared in the fourth quarter for 2003 and are not apparent in the nine month comparison.This discrepancy will no longer be a factor with the release of our year end report.

Basic earnings per share for the 3rd quarter were $0.42 compared with $0.47 for 2003, a 10.6% decrease. Diluted earnings per share for the quarter were also $0.42 compared with $0.47 a year ago. Year to date basic earnings per share for 2004 were $1.10 compared with 1.19 in 2003, a 7.6% decrease. Year to date diluted earning per share for 2004 were $1.09 compared with $1.18 in 2003, a 7.6% decrease.

Woods added, “I am very pleased with the pretax earnings numbers, up $465,000 year to date. I consider pretax earnings growth a key indicator that shareholder value is growing despite all that has gone on this year. We opened a de novo branch in downtown Fresno, completed a merger with Taft National Bank, improved corporate governence, strengthend the audit committee and currenly a significant portion of our staff is dedicated to ensuring our compliance with Sarbanes-Oxley by year end, a highly complex and time consuming project. Each of these items takes away from our core business focus and some add considerable cost. I am especially pleased that we continue to project another record year for earnings.”

Return on average equity for the 3rd quarter was 18.3% and the return on average assets was 1.66%. For the same period in 2003, ROAE was 23.8% and ROAA was 2.01%. For the nine months just ended, return on average equity was 16.8% and the return on average assets was 1.52%. For the same period in 2003, ROAE was 20.2% and ROAA was 1.70%. The stability of these key ratios is indicative of the banks’ consistent performance and ability to build shareholder value, even during expansion.

The 64th consecutive quarterly cash dividend of $0.16 per share, up from $0.145 for an 10.3% increase from a year ago, was declared on September 28, 2004 to be paid on October 20, 2004, to shareholders of record on October 8, 2004..

Shareholders’ equity ended the quarter at $52,123,000, an increase of 16.2% over September 30, 2003. Dividends of $3.4 million were paid out of shareholders’ equity to shareholders during the past 12 months. During the last 12 months $2,022,136 from shareholders’ equity was used to purchase and retire Company stock. The average price paid per share was $23.07 and the number of shares purchased and retired was 87,638 shares. In addition, $6,250,000 was added to shareholders’ equity as a result of the Taft National Bank acquisition.

Net interest income for the 3rd quarter 2004 was $6.4 million, up $1.1 million from 2003 for an increase of 21.4%. The net interest margin increased from 4.55% in 2003 to 5.03% in the 3rd quarter of 2004. The increase is primarily attributable to growth in earning assets and a decrease in funding costs. Earning assets increased by $43 million over the past 12 months.

Noninterest income for the 3rd quarter of 2004 was $1,359,000, down from $2,223,000 in 2003 for a decrease of $864,000 or 38.9%. The decrease primarily resulted from $1,032,000 in shared appreciation income in the 3rd quarter 2003 that did not reoccur in 2004 and was partially offset from increases in service charges on deposit accounts and other noninterest income.

3rd quarter operating expenses were $3,738,000 for 2004 and $3,478,000 for 2003, an increase of $261,000 or 7.5%. The primary factors contributing to the rise were salaries and other employee benefits related to the Taft acquisition, Convention Center branch, and other key staff position additions to better position the Company for continued strong growth. The efficiency ratio changed to 49.3% for 2004 from 46.2% in 2003, reflecting the costs of expanding and the nonreocurring shared appreciation income.

The provision for loan loss was $889,000 for the nine months of 2004 and $872,000 for same period in 2003. The Bank’s model to determine the adequacy of the allowance for loan losses is the primary factor for establishing the amount of the provision for loan losses and the current allowance for loan losses is considered adequate.

Nonperforming assets improved to 3.04% of total assets on September 30, 2004 from 3.25% at June 30, 2004.

United Security Banc shares is a $583 million bank holding company. United Security Bank, it’s principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco. The Bank operates ten branches in the Central and Southern San Joaquin Valley.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company’s Quarterly Report on Form 10-K for the year ended December 31, 2003, and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets
(unaudited)
(Dollars in thousands)

	September 30 2004	September 30 2003
Cash & noninterest-bearing deposits in other banks	$26,405	$18,465
Interest-bearing deposits in other banks	8,069	7,654
Federal funds sold	32,005	15,085
Investment securities	93,680	89,128
Loans, net of unearned fees	386,141	354,668
Less: allowance for loan losses	(7,186)	(5,298)

Loans, net	378,956	349,370
Premises and equipment, net	7,149	5,255
Intangible assets	4,222	2,035
Other assets	32,742	21,233

TOTAL ASSETS	$583,227	$508,224

Deposits:
Noninterest-bearing demand & NOW	$176,133	$117,814
Savings	31,982	25,247
Time	302,450	290,618

Total deposits	510,565	433,679

Borrowed funds	135	10,415
Other liabilities	4,940	4,361
Trust Preferred Securities	0	15,000
Junior subordinated debentures	15,464	0

TOTAL LIABILITIES	$531,104	$463,455

Shareholders’ equity:
Common shares outstanding:
5,681,472 at Sep. 30, 2004
5,508,760 at Sep. 30, 2003	$22,323	$18,218
Retained earnings	30,537	26,693
Unallocated ESOP shares	(103)	(374)
Other comprehensive income (loss)	$(633)	$232

Total shareholders’ equity	$52,123	$44,769
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$583,227	$508,224

United Security Bancshares

Consolidated Statements of Income

(unaudited)

	Three Months Ending Sep 30 2004	Three Months Ending Sep 30 2003	Nine Months Ending Sep 30 2004	Nine Months Ending Sep 30 2003
Interest income	$8,060	$6,935	$22,200	$20,110
Interest expense	1,616	1,630	4,626	5,681

Net interest income	6,444	5,304	17,574	14,429
Provision for loan losses	249	371	889	872
Other income	1,359	2,223	3,673	4,883
Other expenses	3,738	3,478	10,476	9,023

Income before income taxes	3,815	3,679	9,883	9,417
Provision for income taxes	1,433	1,121	3,731	2,913

NET INCOME	$2,382	$2,559	$6,152	$6,505

United Security Bancshares
Selected Financial Data

	Three Months Ended 09/30/2004	Three Months Ended 09/30/2003	Nine Months Ended 09/30/2004	Nine Months Ended 09/30/2003

Basic Earnings Per Share	$0.42	$0.47	$1.10	$1.19
Diluted earning per share	$0.42	$0.47	$1.09	$1.18

Annualized Return on:
Average Assets	1.66%	2.01%	1.52%	1.70%
Average Equity	18.34%	23.78%	16.79%	20.44%
Net Interest Margin	5.03%	4.55%	4.82%	4.11%

Net Charge-offs to Average Loans	0.00%	0.04%	0.10%	0.28%

	09/30/2004	09/30/2003
Book Value Per Share	$9.17	$8.14
Tangible Book Value Per Share	$8.43	$7.77
Efficiency Ratio	49.30%	46.72%
Non Performing Assets to Total Assets	3.04%	4.37%
Allowance for Loan Losses to Total Loans	1.86%	1.49%
Shares Outstanding - period end	5,681,472	5,508,760